CONTACT:

Rose Hoover
Senior Vice President
and Corporate Secretary
(412) 456-4418

FOR IMMEDIATE RELEASE

Affiliate of Ampco-Pittsburgh Corporation Chief Executive Officer Adopts 10b5-1 Stock Trading Plan

PITTSBURGH, PA, November 3, 2010 . . . . Ampco-Pittsburgh Corporation  (NYSE: AP) today announced that it has been advised that The Louis Berkman Investment Company, an investment vehicle that is indirectly wholly-owned by Mr. Louis Berkman, the Corporation's Chairman Emeritus, and his daughter, who is the wife of Mr. Robert A. Paul, the Corporation's Chairman and Chief Executive Officer, has established a new stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the "Plan").  The Plan was adopted to allow the Berkman family to satisfy liquidity and diversification objectives in connection with Mr. Berkman's estate planning.

Under the Plan, The Louis Berkman Investment Company may sell up to 518,299 shares of the Corporation's common stock.  That number of shares represents approximately 29% of the Louis Berkman family's holdings of Ampco-Pittsburgh Corporation common stock.  The Plan has set certain price and daily volume limitations relating to the sale of shares.

The transactions under this plan will commence no earlier than December 3, 2010 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Plan will terminate on or before December 3, 2011.  The Louis Berkman Investment Company completed the sale of 926,601 shares under previous 10b5-1 plans.

Rule 10b5-1 allows insiders to enter into a written, prearranged stock trading plan at a time when the insider is not in possession of material, non-public information.  Under these plans, insiders can gradually diversify their investment portfolios, reduce any significant market impact by spreading stock trades out over an extended period of time, and avoid concerns as to whether the insiders were in possession of material, non-public information when the stock was sold.

Ampco-Pittsburgh Corporation is a leading producer of forged and cast rolling mill rolls for the worldwide steel and aluminum industries.  It is also a producer of air and liquid processing equipment.

Certain statements contained in this Press Release of beliefs, expectations or predictions of future sales constitute "forward-looking statements".  It is important to note that the Corporation can give no assurances that the shares will actually be sold in the contemplated amounts or timing specified in the Rule 10b5-1 plan, as the sales of the shares are outside the control of Ampco-Pittsburgh Corporation.

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